IndigoSpire

CPAs & ADVISORS

INDEPENDENT AUDITOR'S REPORT

July 23, 2018

To: Board of Directors, Righting Fate Series, Inc.
Attn: Anthony Miller

Re: 2018 Financial Statement Audit for period of February 22, 2018 (inception) through June 30, 2018

Righting Fate Series, Inc.

We have audited the accompanying financial statements of Righting Fate Series, Inc. (a corporation organized in the State of Delaware) (the "Company"), which comprise the balance sheets as of June 30, 2018, and the related statements of income, stockholders' equity, and cash flows for the period of February 22, 2018 (inception) and ending June 30, 2018, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the

overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations, shareholders' equity and its cash flows for the period February 22, 2018 (inception) through June 30, 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in the Notes to the Financial Statements, the Company is a business that has not yet commenced its planned operations, has incurred costs, and has not generated any revenues while seeking to raise capital under Title IV of the JOBS Act. Considering these factors, there exist substantial doubt as to whether the Company can continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty and we provide no opinion at this time about whether the Company will be successful in its plans to continue as a going concern.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado